Exhibit 99.2

[Slide 1, page 55 of the “REG Investor and Analyst Day Presentation”]

Strategic Objectives: Grow Shareholder Value

Result of Achieving Strategic Objectives

•	Generate per share earnings and NAV growth

•	2011: expected to be in the range of 2010

•	2011-2014: 5%-7%

•	Harvest embedded growth in NOI by achieving 95% occupancy

•	Ramp up development program

•	Continue to execute capital recycling strategy

•	Future: 4.5%-5.5%

•	Sustain 2.5%-3.0% NOI growth from even higher quality portfolio

•	Invest $150-$200 million per year in developments

•	Strong balance sheet

•	Exceptional and engaged management team

•	Total shareholder return in excess of peer average

[Slide 2, pages 57 through 61 of the “REG Investor and Analyst Day Presentation”]

2011 Guidance

	2010E			2011E
Recurring FFO/Share	$2.35	-	$2.40	$2.30	-	$2.45
FFO/Share	$2.25	-	$2.30	$2.28	-	$2.48
Same property percent leased at period end	92.5%	-	93.0%	92.0%	-	93.5%
Same property NOI growth	1.0%	-	1.5%	(1.0)%	-	1.5%
Same property NOI growth - excluding term fees	(0.2)%	-	0.3%	0.0%	-	2.5%
Development NOI	$37,250			$42,000	-	$43,000
Total NOI growth - excluding acquisitions	$10,650	-	$12,500	$9,400	-	$12,500
Rental rate growth	(2.0)%	-	0%	(6.0)%	-	(1.0)%
Acquistions - pro rata	$25,125	-	$94,750	$100,000	-	$200,000
Acquistions - cap rate	6.5%	-	7.0%	6.0%	-	7.0%
Dispositions - pro rata	$40,000	-	$75,000	$100,000	-	$200,000
Dispositions - cap rate	8.5%	-	9.0%	8.0%	-	9.0%
Development starts	$0	-	$10,000	$25,000	-	$75,000
Development stabilizations - net costs	$300,000	-	$310,000	$200,000	-	$250,000
NOI yield on stabilizations (net development costs)	7.7%	-	8.0%	6.6%	-	7.2%
Completion yield on stabilizations (net development costs)	5.7%	-	6.0%	4.6%	-	5.3%
Capitalized interest on stabilizations	$600	-	$950	$0
Net interest expense	$129,400			$120,000	-	$121,000
Capitalized interest	$5,200			$1,500	-	$2,500
Recurring net G&A	$57,500	-	$59,000	$57,500	-	$60,000
Recurring 3rd party fees and commissions	$25,000	-	$27,000	$25,500	-	$27,500
Transaction profits net of taxes, acquisition costs and dead deal costs	$0	-	$1,000	($1,750)	-	$3,750

*	$000s except per share numbers

[Slide 3, page 62 of the “REG Investor and Analyst Day Presentation”]

2011 Guidance Reconciliation

2010 Recurring Range	$2.35	$2.40

NOI*

Same store NOI	(0.04)	0.06

Non same store NOI	0.01	0.01

Development NOI	0.06	0.07

2011 Net New Investment NOI	(0.02)	(0.01)

NOI subtotal*	0.01	0.13

Recurring net G&A	0.00	0.00

Change in interest expense	0.10	0.11

Recurring fees	0.00	0.00

Before weighted average shares	$2.46	$2.64

Impact from change in weighted average shares	(0.16)	(0.19)

2011 Recurring FFO	$2.30	$2.45

*	Wholly owned and Regency’s pro rata share of co-investment partnerships

[Slide 4, page 63 of the “REG Investor and Analyst Day Presentation”]

Strategic Objectives: the Roadmap to Growth

Annual Average Per Share Growth

	2012-2014	Future	Assumptions

Contribution from…

Net Operating Income (NOI)	5.5% - 7.5%	4% - 5%	Pro-rata NOI; growth in 2012-2014 averaging 3.5%-4%; Future growth at 2.5% - 3%

Acquisitions	3.5%	3%	$125 million/yr @ 6.5% cap rate
Dispositions	(4.5%)	(4%)	$125 million/yr @ 8.5% cap rate
New Developments	2%	5%	Ramp up development program from $25-$75 million in 2011, stabilizing at $150 million by 2015

Net New NOI	1%	4%

G&A	(1.0%)	(0.5%)

Financing Costs	(0.5%)	(3%)	Future new development financed with $50 million free and clear cash flow and remainder 60% equity/40% debt

Annual FFO per Share Growth	5% - 7%	4.5% - 5.5%

[Slide 5, page 65 of the “REG Investor and Analyst Day Presentation”]

Reconciliation of FFO and Recurring FFO Guidance to Net Income

December 31, 2010 and 2011

All numbers are per share except weighted average shares

Funds From Operations Guidance:	Full Year 2010		Full Year 2011

Net income attributable to common stockholders	$0.31	$0.36	$0.44	$0.64

Adjustments to reconcile net income to FFO:
Depreciation expense and amortization	2.04	2.04	1.84	1.84
Loss (gain) on sale of operating properties	(0.10)	(0.10)	—	—

Funds From Operations	$2.25	2.30	$2.28	2.48

Adjustments to reconcile FFO to Recurring FFO:
All non-recurring items as defined below	0.10	0.10	0.02	(0.03)

Recurring Funds From Operations	$2.35	2.40	$2.30	2.45

Weighted average shares (000’s)	83,148		89,823

Regency considers FFO to be an accurate benchmark to its peer group and a meaningful performance measurement for the company because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. FFO is defined by the National Association of Real Estate Investment Trusts generally as net income attributable to common stockholders (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (excluding gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1 and (3) excluding items classified by GAAP as extraordinary.

Regency also provides “Recurring FFO” for the purpose of excluding those items considered non-recurring that are included within FFO. Non -recurring income would include transaction profits, net, which is comprised of development and outparcel gains, and non-recurring transaction fees such as promote income, net of dead deal costs and applicable income taxes. Non-recurring expenses would include provisions for impairment, restructuring charges, losses on early debt stock extinguishments, and other signficant one-time charges considered non-recurring.